Exhibit 99.3

FOR IMMEDIATE RELEASE

January 9, 2017

COLUMBIA BANKING SYSTEM AND PACIFIC CONTINENTAL CORPORATION ENTER INTO DEFINITIVE AGREEMENT TO MERGE

Strengthens Columbia’s Presence in Key Metropolitan Markets in the Northwest

Tacoma, Washington and Eugene, Oregon, January 9, 2017. Columbia Banking System, Inc. (NASDAQ: COLB, “Columbia”) and Pacific Continental Corporation (NASDAQ: PCBK, “Pacific Continental”) today jointly announced the signing of a definitive agreement to merge Pacific Continental into Columbia in a transaction valued at approximately $644.1 million, or $27.85 per share based on Columbia’s January 9, 2017 stock price. The combined company will have approximately $12 billion in assets with over 150 branches throughout Washington, Oregon and Idaho.

“We are delighted that Pacific Continental has agreed to join with Columbia, strengthening and growing our position as the premier Northwest focused regional community bank,” said Melanie J. Dressel, President and Chief Executive Officer of Columbia. “We admire Pacific Continental and it’s over 40-year commitment to the communities it serves. We see this as an exciting opportunity for both companies, our shareholders, and our respective teams of bankers. This merger exceeds our financial metrics with double digit earnings accretion and a tangible book value earnback of 3.7 years. We look forward to continuing Pacific Continental’s leadership position in the Eugene market while enhancing our presence in the Portland and Seattle markets with the help of Pacific Continental’s key niche practice and market leaders. Additionally, at closing, one current community-based director from Pacific Continental’s Board of Directors will join the Board of Columbia.”

“We are very pleased and excited to partner with Columbia and view it as a wonderful opportunity to continue serving our communities as the premier community bank, offering our clients additional products and services” said Roger Busse, President and Chief Executive Officer of Pacific Continental. “We strongly believe that our corporate values are aligned with Columbia’s which will undoubtedly aid in the integration of our two banks and our clients will continue to work with their existing relationship personnel in all markets. We are partnering with one of the most recognized and awarded community banks in the nation and share a proud heritage of service and community investment.”

Under the terms of the merger agreement, Pacific Continental shareholders are entitled to receive 0.6430 of a share of Columbia common stock for each share of Pacific Continental stock, subject to certain potential adjustments. Based on Columbia’s closing stock price as of January 9, 2017, the aggregate merger consideration is valued at $644.1 million, or $27.85 per share, which includes $629.5 million of stock to be issued to Pacific Continental shareholders and $14.6 million of cash to be issued to the holders of options, stock appreciation rights and restricted stock units. The value of the merger consideration will fluctuate until closing based on the value of Columbia’s stock and subject to a cap/collar. At closing, Pacific Continental shareholders will own approximately 20.0% of the combined company.

The agreement was approved by the Board of Directors of each company. Closing of the transaction is contingent on shareholder approval and receipt of necessary regulatory approvals, along with satisfaction of other customary closing conditions.

The acquisition is expected to close in mid-2017 and to be immediately accretive to Columbia’s earnings per share with 8% and 10% projected accretion in 2018 and 2019, respectively. The tangible book value earnback is approximately 3.7 years.

Columbia was advised in this transaction by Keefe, Bruyette & Woods, a Stifel Company, as financial advisor and Sullivan & Cromwell LLP, as legal counsel. Pacific Continental was advised by D.A. Davidson & Co., as financial advisor, and Pillsbury Winthrop Shaw Pittman LLP, as legal counsel.

Conference Call: Tuesday, January 10th at 9:00 a.m. PST

Columbia and Pacific Continental will hold a joint conference call regarding this announcement on Tuesday, January 10, 2017 at 9:00 a.m. PST. Those wishing to participate in the call may dial (866) 378-3802; Conference ID code #48326477. An investor presentation can be accessed prior to the call on Columbia’s website at www.columbiabank.com by clicking on the Pacific Continental logo in the lower right hand corner of the home page. A replay of the call will be available through 9:00 p.m. PST January 17, 2017 by calling (855) 859-2059 and entering Conference ID code #48326477.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank, with locations throughout Washington, Oregon and Idaho. For the tenth consecutive year, the bank was named in 2016 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.” Columbia ranked in the top 20 on the 2016 Forbes list of best banks in the country for the fifth year in a row. More information about Columbia can be found on its website at www.columbiabank.com.

About Pacific Continental

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through 14 banking offices in Oregon and Washington. The Bank also operates loan production offices in Tacoma, Washington and Denver, Colorado. Pacific Continental, with $2.5 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including the Seattle Times, the Portland Business Journal, Seattle Business magazine and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information on Pacific Continental Bank – can be found online at www.therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select market under the symbol “PCBK” and are a component of the Russell 2000 Index.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Columbia’s or Pacific Continental’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made, and neither Columbia nor Pacific Continental assumes any duty to update forward-looking statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Columbia and Pacific Continental, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) the possibility that the merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in Columbia’s stock price before closing, including as a result of the financial performance of Pacific Continental prior to closing, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; (iii) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Columbia and Pacific Continental operate; (iv) the ability to promptly and effectively integrate the businesses of Columbia and Pacific Continental; (v) the reaction to the transaction of the companies’ customers, employees and counterparties; (vi) diversion of management time on merger-related issues; (vii) lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; and (viii) other risks that are described in Columbia’s and Pacific Continental’s public filings with the Securities and Exchange Commission (the “SEC”). For more information, see the risk factors described in each of Columbia’s and Pacific Continental’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC.

Annualized, pro forma, projected and estimated numbers and percentages are used for illustrative purposes only, are not forecasts and may not reflect actual results.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Shareholders are urged to carefully review and consider each of Columbia’s and Pacific Continental’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. In connection with the proposed transaction, Columbia will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of Columbia and Pacific Continental and a Prospectus of Columbia, as well as other relevant documents concerning the proposed transaction. Shareholders of Columbia and Pacific Continental are urged to carefully read the Registration Statement and the Joint Proxy Statement/Prospectus regarding the transaction in their entirety when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A definitive Joint Proxy Statement/Prospectus will be sent to the shareholders of each institution seeking any required shareholder approvals. The Joint Proxy Statement/Prospectus and other relevant materials (when they become available) filed with the SEC may be obtained free of charge at the SEC’s Website at http://www.sec.gov. Columbia and Pacific Continental shareholders are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before voting on the transaction.

Investors will also be able to obtain these documents, free of charge, from Pacific Continental by accessing Pacific Continental’s website at www.therightbank.com under the link “Investor Relations” or from Columbia at www.columbiabank.com under the tab “About Us” and then under the heading “Investor Relations.” Copies can also be obtained, free of charge, by directing a written request to Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 A Street, Suite 800, Tacoma, Washington 98401-2156 or to Pacific Continental Corporation, Attention: Corporate Secretary, 111 West Seventh Avenue, P.O. Box 10727, Eugene, Oregon 97440-2727.

PARTICIPANTS IN THE SOLICITATION

Pacific Continental and Columbia and their directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from the shareholders of Columbia and Pacific Continental in connection with the merger. Information about the directors and executive officers of Columbia and their ownership of Columbia common stock is set forth in the proxy statement for Columbia’s 2016 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 16, 2016. Information about the directors and executive officers of Pacific Continental and their ownership of Pacific Continental common stock is set forth in the proxy statement for Pacific Continental’s 2016 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 15, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Columbia Contacts:

Melanie J. Dressel, President and Chief Executive Officer

(253) 305-1911

Clint E. Stein, Executive Vice President and Chief Financial Officer

(253) 593-8304

Pacific Continental Contact:

Roger Busse, President and Chief Executive Officer

(541) 686-8685

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